UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2024 (February 7, 2024)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS	TRADING SYMBOL	NAME OF EXCHANGE ON WHICH REGISTERED
Common stock, $1 par value per share	NWL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 7, 2024, Newell Brands Inc. (the “Company”), certain of its subsidiaries, as subsidiary borrowers (the “Subsidiary Borrowers”), and certain of its subsidiaries, as subsidiary guarantors, entered into a second amendment to the five-year revolving credit agreement (the “Second Amendment”) with a syndicate of banks led by JPMorgan Chase Bank, N.A., as Administrative Agent. The Second Amendment amends the Company’s existing revolving credit agreement, dated as of August 31, 2022, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders party thereto (as amended, including by the Second Amendment, the “Revolving Credit Agreement”). Capitalized terms used herein shall have the meanings in the Revolving Credit Agreement.

The Second Amendment, among other things, (i) reduces the Commitments of the Lenders from $1.5 billion to $1 billion, (ii) replaces the Company’s existing Total Indebtedness to Total Capitalization and Interest Coverage Ratio financial covenants with new financial covenants testing the Company’s Collateral Coverage Ratio and Total Net Leverage Ratio (each as further described below), (iii) requires the Company and certain of the Company’s domestic and foreign subsidiaries (collectively, the “Guarantors”) to guarantee all obligations under the Revolving Credit Agreement including, without limitation, obligations in respect of extensions of credit to any of the Borrowers, certain hedging obligations, certain cash management obligations, and certain supply chain financing obligations (collectively, the “Secured Obligations”) and (iv) requires the Company and the other Guarantors to grant a lien and security interest in certain of its assets consisting of eligible accounts receivable, eligible inventory, eligible equipment and eligible intellectual property, and all products and proceeds of the foregoing (collectively, the “Collateral”).

The Total Net Leverage Ratio is defined as the ratio of (a) Consolidated Net Debt as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on or most recently prior to such date. The maximum Total Net Leverage Ratio will be set at (i) 7.50:1.00 for the fiscal quarters ending March 31, 3024 through and including the fiscal quarter ending September 30, 2024, (ii) 7.25:1.00 for the fiscal quarters ending December 31, 2024 through and including the fiscal quarter ending June 30, 2025, (iii) 6.50:1.00 for the fiscal quarters ending September 30, 2025 through and including the fiscal quarter ending June 30, 2026, and (iv) 5.25:1.00 for the fiscal quarter ending September 30, 2026 and for each fiscal quarter ending thereafter during the term of the Revolving Credit Agreement.

The Collateral Coverage Test requires the Company to maintain a minimum ratio of Pledged Collateral Value to Total Revolving Credit Exposure of 1.05:1.00. The definition of Pledged Collateral Value sets forth the formula by which the value of the Collateral will be included for the Collateral Coverage Test, by reference to certain appraisal reports and, in the case of eligible inventory and eligible accounts receivable, the Company’s most recently delivered financial statements.

The foregoing summary of the Second Amendment is qualified in its entirety by reference to the Second Amendment, a copy of which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Some of the potential lenders under the Second Amendment and the Revolving Credit Agreement (and their respective subsidiaries or affiliates) have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, trust and other advisory services to the Company and its subsidiaries and affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries and affiliates for such services.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

10.1	Amendment No. 2, dated February 7, 2024, to the Third Amended and Restated Credit Agreement, dated as of August 31, 2022, among Newell Brands Inc., the Subsidiary Borrowers party thereto, the Guarantors from time to time party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.*

104	Cover Page Interactive Data File (embedded within the document).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally a copy of any omitted exhibits or schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: February 9, 2024	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal & Administrative Officer and Corporate Secretary